Exhibit 99.1

WATERSTONE FINANCIAL, INC.
WATERSTONE BANK
11200 W. PLANK CT.
WAUWATOSA, WI 53226
Contact:
Mark R. Gerke
Chief Financial Officer
414.459.4012
markgerke@wsbonline.com

FOR IMMEDIATE RELEASE

WATERSTONE FINANCIAL INCREASES CASH DIVIDEND BY 60%
Wauwatosa, Wis. —  06/21/2016 — On June 20, 2016 the Board of Directors of Waterstone Financial, Inc. (NASDAQ: WSBF) declared a cash dividend of $0.08 per common share, which represents a 60 percent increase over the dividend paid during the prior quarter.

 "This dividend increase demonstrates the confidence of the board of directors and management team in the strength of the company's operations and ability to generate value for our shareholders," said Doug Gordon, CEO of Waterstone Financial, Inc.  "We are committed to returning capital through dividends and share repurchases, while maintaining ample capital for organic growth and potential future strategic investments."

The dividend is payable on August 2, 2016, to shareholders of record at the close of business on July 12, 2016.
About Waterstone Financial, Inc.

Waterstone Financial, Inc. is the savings and loan holding company for WaterStone Bank. WaterStone Bank was established in 1921 and offers a full suite of personal and business banking products. The Bank has branches in Wauwatosa, Brookfield, Fox Point, Franklin/Hales Corners, Germantown/Menomonee Falls, Greenfield, Oak Creek, Oconomowoc/Lake Country, Pewaukee, Waukesha/Brookfield, West Allis, Wisconsin and a commercial lending branch in Minneapolis, Minnesota. WaterStone Bank is the parent company to Waterstone Mortgage, which offers mortgage banking offices in 20 states. For more information about WaterStone Bank, go to http://www.wsbonline.com.

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